                         FIRST PALM BEACH BANCORP, INC.

                             OFFER TO EXCHANGE ITS
                   SERIES B 10.35% SENIOR DEBENTURES DUE 2002
                 (PRINCIPAL AMOUNT $1,000 PER SENIOR DEBENTURE)
                        WHICH HAVE BEEN REGISTERED UNDER
                    THE SECURITIES ACT OF 1933, AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                   SERIES A 10.35% SENIOR DEBENTURES DUE 2002
                 (PRINCIPAL AMOUNT $1,000 PER SENIOR DEBENTURE)

       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON DECEMBER 18, 1997, UNLESS EXTENDED

     First Palm Beach Bancorp, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $35,000,000 aggregate principal amount of its Series B 10.35% Senior Debentures Due 2002 (the "Exchange Senior Debentures") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding Series A 10.35% Senior Debentures Due 2002 (the "Original Senior Debentures"), of which $35,000,000 aggregate principal amount is outstanding.

     The terms of the Exchange Senior Debentures are identical in all material respects to the respective terms of the Original Senior Debentures, except that
(i) the Exchange Senior Debentures have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Original Senior Debentures and (ii) the Exchange Senior Debentures will not provide for any liquidated damages thereon. See "Description of Exchange Senior Debentures" and "Description of Original Debentures." The Exchange Senior Debentures are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement, dated as of June 30, 1997 (the "Registration Agreement"), between the Company and the Initial Purchaser (as defined herein). In the event that the Exchange Offer is consummated, any Original Senior Debenture which remains outstanding after consummation of the Exchange Offer and the Exchange Senior Debentures issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture, dated as of June 30, 1997, as amended and supplemented from time to time (the "Indenture"), between the Company and The Bank of New York as Trustee (the "Trustee").
                                                  (Continued on following page.)

                               ------------------

     This Prospectus and the Letter of Transmittal are first being mailed to all holders of Original Senior Debentures on or about November 17, 1997.

     SEE "RISK FACTORS" COMMENCING ON PAGE 13 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER ORIGINAL SENIOR DEBENTURES IN THE EXCHANGE OFFER.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

               The date of this Prospectus is November 14, 1997.

     The Original Senior Debentures, and the Exchange Senior Debentures when issued, may be transferred only in a block having an aggregate principal amount of not less than $100,000 (100 Senior Debentures). The Original Senior Debentures and the Exchange Senior Debentures are referred to collectively herein as the "Senior Debentures."

     The Company is making the Exchange Offer of the Exchange Senior Debentures in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Senior Debentures as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that the Exchange Senior Debentures issued pursuant to this Exchange Offer in exchange for Original Senior Debentures may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Senior Debentures are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Senior Debentures. However, any holder of Original Senior Debentures who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Senior Debentures, or any broker-dealer who purchased Original Senior Debentures from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be permitted or entitled to tender such Original Senior Debentures in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Senior Debentures unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Original Senior Debentures acquired for its own account as a result of market-making or other trading activities and exchanges such Original Senior Debentures for Exchange Senior Debentures, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Senior Debentures.

     Each holder of Original Senior Debentures who wishes to exchange Original Senior Debentures for Exchange Senior Debentures in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any Exchange Senior Debentures to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Senior Debentures, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Senior Debentures. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) on behalf of whom such holder holds the Senior Debentures to be exchanged in the Exchange Offer. Each broker-dealer that receives Exchange Senior Debentures for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Senior Debentures for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Senior Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Original Senior Debentures for their own accounts, as a result of market-making activities or other trading activities ("Participating Broker-Dealers"), may fulfill their prospectus delivery requirements with respect to the Exchange Senior Debentures received upon exchange of such Original Senior Debentures (other than Original Senior Debentures which represent an unsold allotment from the initial sale of the Original Senior Debentures) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Senior Debentures. Accordingly this Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Senior Debentures received in exchange for Original Senior Debentures acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period ending at the close of business on the 90th day following the Expiration Date (as described herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Senior Debentures received in exchange for Original Senior Debentures pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to The Bank of New York (the "Exchange Agent") at one of the addresses set forth herein under "The Exchange Offer -- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on the interpretive letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of Exchange Senior Debentures."

     In that regard, each Participating Broker-Dealer who surrenders Original Senior Debentures pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Senior Debentures pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer, or the Company has given notice that the sale of the Exchange Senior Debentures may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Senior Debentures, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of Exchange Senior Debentures by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the Exchange Senior Debentures or to and including the date on which the Company has given notice that the sale of Exchange Senior Debentures may be resumed, as the case may be.

     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Original Senior Debentures. The Exchange Senior Debentures will be a new issue of securities for which there currently is no market. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Senior Debentures, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Senior Debentures. The Company currently does not intend to apply for listing of the Exchange Senior Debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

     Any Original Senior Debentures not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Original Senior Debentures will continue to be subject to all of the existing restrictions upon transfer thereof and the Company will not have any further obligation to such holders (other than under certain limited circumstances) to provide for registration under the Securities Act of the Original Senior Debentures held by them. To the extent that Original Senior Debentures are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Senior Debentures could be adversely affected. See "Risk Factors -- Consequences of a Failure to Exchange Original Senior Debentures."

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL SENIOR DEBENTURES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL SENIOR DEBENTURES PURSUANT TO THE EXCHANGE OFFER.

     Original Senior Debentures may be tendered for exchange on or prior to 5:00 p.m., New York City time, on December 18, 1997 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Original Senior Debentures may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Original Senior Debentures being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Agreement. Original Senior Debentures may be tendered in whole or in part having an aggregate principal amount of not less than $100,000 (100 Senior Debentures) or any integral multiple of $1,000 principal amount (one Senior Debenture) in excess thereof. The Company as Issuer of the Exchange Senior Debentures has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer -- Fees and Expenses." Holders of the Original Senior Debentures whose Original Senior Debentures are accepted for exchange will not receive interest on such Original Senior Debentures after the initial payment of interest on December 31, 1997, and will be deemed to have waived the right to receive any interest on such Original Senior Debentures accumulated from and after January 1, 1998. See "The Exchange Offer -- Interest Payments on Exchange Senior Debentures."

     The Company will not receive any cash proceeds from the issuance of the Exchange Senior Debentures offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

     THE ORIGINAL SENIOR DEBENTURES HAVE BEEN ISSUED AND THE EXCHANGE SENIOR DEBENTURES WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN BLOCKS HAVING AN AGGREGATE PRINCIPAL AMOUNT OF NOT LESS THAN $100,000. ANY TRANSFER OF SENIOR DEBENTURES IN A BLOCK HAVING AN AGGREGATE PRINCIPAL AMOUNT OF LESS THAN $100,000 SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH SENIOR DEBENTURES FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO THE RECEIPT OF PAYMENTS OF INTEREST ON SUCH SENIOR DEBENTURES, AND SUCH TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH SENIOR DEBENTURES.
                               ------------------

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WHICH INVOLVE ESTIMATES, ASSUMPTIONS, RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(i) GENERAL ECONOMIC CONDITIONS, EITHER NATIONAL OR REGIONAL, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (ii) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (iii) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS;
(iv) CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (v) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; AND (vi) WITH RESPECT TO THE INDIRECT AUTOMOBILE LENDING PORTFOLIO OF THE COMPANY, (a) UNANTICIPATED CHANGES IN THE NUMBER OF REPOSSESSIONS AND THE LOAN BALANCES OUTSTANDING AT THE TIME OF REPOSSESSIONS,
(b) UNANTICIPATED CHANGES IN THE RESALE VALUE OF REPOSSESSED AUTOMOBILES, AND
(c) UNANTICIPATED CHANGES IN THE ABILITY OF THE BORROWERS TO MAINTAIN INSURANCE ON THE COLLATERAL SECURING THE COMPANY'S LOANS, THE COST OF SUCH INSURANCE AND THE ABILITY TO RECOVER INSURANCE PROCEEDS.
                               ------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov.). The Company's common stock is traded on the Nasdaq National Market System. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington D.C. 20006.

     This Prospectus constitutes a part of a registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Exchange Senior Debentures. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to Section 13 of the Exchange Act are incorporated into this Prospectus by reference (Commission File No.0-21942):

     1. The Company's Annual Report on Form 10-K for the year ended September 30, 1996;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996, March 31, 1997 and June 30, 1997; and

     3. The Company's Current Reports on Form 8-K dated October 21, 1996, December 16, 1996, July 3, 1997 and October 24, 1997.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Exchange Senior Debentures offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: First Palm Beach Bancorp, Inc., 450 S. Australian Avenue, West Palm Beach, Florida 33401. Telephone requests may be directed to R. Randy Guemple, Executive Vice President, at (561) 650-2425.

                                    SUMMARY

     The following is a summary of certain information contained in this Prospectus and the documents incorporated herein by reference. This summary is not intended to be a complete description of the matters covered in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Prospectus. As used in this Prospectus, the term "Company" refers to First Palm Beach Bancorp, Inc. and where the context requires, its subsidiaries.

FIRST PALM BEACH BANCORP, INC.

     The Company is a Delaware chartered savings and loan holding company, headquartered in West Palm Beach, Florida. Through its wholly owned subsidiary, First Bank of Florida, a federally-chartered stock savings and loan association (the "Bank"), the Company operates 47 banking offices (of which 21 are supermarket branches and 26 are stand-alone branches) located in Palm Beach, Broward, Dade, Martin and Lee Counties in Florida, and two mortgage loan production offices, which are located in Palm Beach County. At June 30, 1997, the Company had total consolidated assets of approximately $1.7 billion, deposits of approximately $1.2 billion and stockholders' equity of approximately $109.5 million. The Company is the largest, based on total deposits, and oldest independent financial institution based in Palm Beach County.

     Of the 47 banking offices currently operated by the Bank, 41 of such offices are located in Palm Beach, Broward and Dade Counties. Based on deposit information provided by the Florida Bankers Association, such counties have a respective share of the state deposit market of 9.16%, 11.76% and 19.38%, for a total of approximately 40.3% of the Florida deposit market share. In addition, based on information provided by the Bureau of Economic and Business Research, University of Florida, such three counties represent, respectively, 6.81%, 9.66% and 14.18% of the state population for a total of approximately 30.65% of the Florida population.

     The Bank's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family, owner-occupied, residential mortgage loans and, to a lesser extent, consumer loans, construction loans, commercial real estate loans and multi-family residential mortgage loans. In addition, the Bank invests in mortgage-backed and related securities, securities issued by the U.S. Government and agencies thereof, and other investments in which the Bank is permitted to invest under federal laws and regulations.

     The principal executive offices of the Company are located at 450 S. Australian Avenue, West Palm Beach, Florida 33401 and its telephone number at such address is (561) 655-8511.

     The Company is a legal entity, separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of the Company to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors in the case of banking subsidiaries), except to the extent that a claim of the Company as a creditor may be recognized.

     For additional information with respect to the Company, see "Available Information," "Incorporation of Certain Documents by Reference," "Risk Factors," and "Selected Consolidated Financial Data."

THE EXCHANGE OFFER

The Exchange Offer............   Up to $35,000,000 aggregate principal amount of
                                 Exchange Senior Debentures are being offered in exchange for a like aggregate principal amount of Original Senior Debentures. Original Senior
                                 Debentures may be tendered for exchange in whole or in part in a principal amount of $100,000 (100 Senior Debentures) or any integral multiple of $1,000 (one Senior
                                 Debenture) in excess thereof. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration
                                 Agreement relating to the Original Senior
                                 Debentures. For a description of the procedures for tendering Original Senior Debentures, see
                                 "The Exchange Offer -- Procedures for Tendering
                                 Original Senior Debentures."

Expiration Date...............   At 5:00 p.m., New York City time, on December
                                 18, 1997, unless the Exchange Offer is extended by the Company (in which case the Expiration
                                 Date will be the latest date and time to which the Exchange Offer is extended). See "The
                                 Exchange Offer -- Expiration Date; Extensions;
                                 Amendments."

Conditions to the Exchange
Offer.........................   The Exchange Offer is subject to certain
                                 conditions, which may be waived by the Company in its sole discretion. The Exchange Offer is not conditioned upon any minimum principal amount of Original Senior Debentures being tendered. See "The Exchange Offer -- Conditions to the Exchange Offer."

Terms of the Exchange Offer...   The Company reserves the right in its sole and
                                 absolute discretion, subject to reasonableness and subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Original Senior Debentures for exchange,
                                 (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied,
                                 (iii) to extend the Expiration Date of the Exchange Offer and retain all Original Senior
                                 Debentures tendered pursuant to the Exchange
                                 Offer, subject, however, to the right of holders of Original Senior Debentures to withdraw their tendered Original Senior
                                 Debentures, or (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The Exchange Offer --
                                 Terms of the Exchange Offer."

Withdrawal of Rights..........   Tenders of Original Senior Debentures may be
                                 withdrawn at any time on or prior to the Expiration Date by delivering a written notice of such withdrawal to the Exchange Agent in conformity with certain procedures set forth below under "The Exchange Offer -- Withdrawal
                                 Rights."

Procedures for Tendering
Original Senior Debentures....   Certain brokers, dealers, commercial banks,
                                 trust companies and other nominees who hold
                                 Original Senior Debentures through The
                                 Depository Trust Company ("DTC") must effect tenders by book-entry transfer through DTC's
                                 Automated Tender Offer Program ("ATOP").
                                 Beneficial owners of Original Senior Debentures registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Original Senior Debentures pursuant to the Exchange Offer. Tendering holders of Original Senior Debentures that do not use ATOP must complete and sign a Letter of Transmittal in accordance with the instructions contained therein and forward the same by mail, facsimile or hand delivery, together with any other required documents, to the Exchange Agent, either with the certificates of the Original Senior Debentures to be tendered or in compliance with the specified procedures for guaranteed delivery of Original Senior Debentures. Tendering holders of Original Senior Debentures that use ATOP will, by so doing, acknowledge that they are bound by the terms of the Letter of Transmittal. See "The Exchange
                                 Offer -- Procedures for Tendering Original
                                 Senior Debentures." Letters of Transmittal and certificates representing Original Senior
                                 Debentures should not be sent to the Company.
                                 Such documents should only be sent to the Exchange Agent.

Resales of Exchange Senior
  Debentures..................   The Company is making the Exchange Offer in
                                 reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties.

                                 Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that Exchange Senior Debentures issued pursuant to this Exchange Offer in exchange for Original Senior Debentures may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Senior Debentures are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Senior Debentures. However, any holder of Original Senior Debentures who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Senior Debentures, or any broker-dealer who purchased the Original Senior Debentures from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be permitted or entitled to tender such Original Senior Debentures in the Exchange Offer, and
                                 (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Senior Debentures unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Original Senior Debentures acquired for its own account as a result of market-making or other trading activities and exchanges such Original Senior Debentures for Exchange Senior Debentures, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Senior Debentures.

                                 Each holder of Original Senior Debentures who wishes to exchange Original Senior Debentures for Exchange Senior Debentures in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any Exchange Senior Debentures to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Senior Debentures, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Senior Debentures. Each broker-dealer that receives Exchange Senior Debentures for its own account in exchange for Original Senior Debentures, where such Original Senior Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Senior Debentures. The Letter of Transmittal states that, by so acknowledging and by delivering such a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Original Senior Debentures for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Senior Debentures received upon exchange of such Original Senior Debentures (other than Original Senior Debentures which represent an unsold allotment from the initial sale of the Original Senior Debentures) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Senior Debentures. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Senior Debentures received in exchange for Original Senior Debentures where such Original Senior Debentures were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Agreement and to the limitations described below under "The Exchange
                                 Offer -- Resales of Exchange Senior
                                 Debentures," the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Senior

                                 Debentures for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such Exchange Senior Debentures have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of Exchange Senior Debentures."

Exchange Agent................   The Exchange Agent with respect to the Exchange
                                 Offer is The Bank of New York. The addresses, and telephone and facsimile numbers, of the Exchange Agent are set forth in "The Exchange
                                 Offer -- Exchange Agent" and in the Letter of
                                 Transmittal.

Use of Proceeds...............   The Company will not receive any cash proceeds
                                 from the issuance of the Exchange Senior
                                 Debentures offered hereby. The Company received
                                 $34,125,000 in cash proceeds in conjunction with the issuance of the Original Senior
                                 Debentures. Of these proceeds, $25,000,000 were contributed to the Bank, $250,000 were used to satisfy related issuance costs, and the remaining proceeds were used for general corporate purposes.

The Exchange Senior Debentures
  Offered.....................   Up to $35,000,000 aggregate principal amount of
                                 the Company's Exchange Senior Debentures which have been registered under the Securities Act
                                 (amount $1,000 per Exchange Senior Debenture).
                                 The Exchange Senior Debentures will be issued and the Original Senior Debentures were issued under the Indenture. The Exchange Senior
                                 Debentures and any Original Senior Debentures which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of Exchange Senior Debentures -- Modification of
                                 Indenture." The terms of the Exchange Senior
                                 Debentures are identical in all material respects to the terms of the Original Senior
                                 Debentures, except that the Exchange Senior
                                 Debentures have been registered under the Securities Act, and they will not provide for any increase in the interest thereon, except under limited circumstances. See "The Exchange
                                 Offer -- Purpose of the Exchange Offer,"
                                 "Description of Exchange Senior Debentures" and
                                 "Description of Original Senior Debentures."

Interest Payment Dates........   June 30 and December 31 of each year,
                                 commencing June 30, 1998.

Ranking.......................   The Exchange Senior Debentures will rank pari
                                 passu, and payments thereon will be made pro rata, with the Original Senior Debentures and all existing and future unsubordinated indebtedness of the Company. In addition, because the Company is a holding company, the Exchange Senior Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including the Bank's deposit liabilities. See "Description of Exchange
                                 Senior Debentures."

Rating .......................   The Exchange Senior Debentures are expected to
                                 be rated "BB-" by Fitchs Investors Service,
                                 L.P. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

Transfer Restrictions.........   The Exchange Senior Debentures will be issued,
                                 and may be transferred, only in blocks having a principal amount of not less than $100,000 (100
                                 Senior Debentures). Any transfer of Exchange
                                 Senior Debentures in a block having a principal amount of less than $100,000 shall be deemed to be void and of no legal effect whatsoever. See
                                 "Description of Exchange Senior Debentures --
                                 Restrictions on Transfer."

Absence of Market for the
Exchange Senior Debentures....   The Exchange Senior Debentures will be a new
                                 issue of securities for which there currently is no market. Although Keefe, Bruyette & Woods,
                                 Inc., the initial purchaser of the Original
                                 Senior Debentures (the "Initial Purchaser"), has informed the Company that it currently intends to make a market in the Exchange Senior
                                 Debentures, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Senior
                                 Debentures. The Company does not intend to apply for listing of the Exchange Senior
                                 Debentures on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.
                                 See "Plan of Distribution."

Risk Factors..................   Prospective investors should carefully consider
                                 the matters set forth below under "Risk
                                 Factors."

                                  RISK FACTORS

     Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors in connection with the Exchange Offer and the Exchange Senior Debentures offered hereby.

RANKING OF EXCHANGE SENIOR DEBENTURES

     The Senior Debentures will represent the only borrowings of the Company outstanding at the parent level at the completion of the Exchange Offer. The Indenture permits the Company or its Subsidiaries (as defined below) to incur additional indebtedness at the parent or subsidiary level in the event the indebtedness does not exceed certain levels of Consolidated Net Worth (as defined below). See "Description of Exchange Senior Debentures -- Covenants of the Company." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Senior Debentures to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors in the case of the Bank), except to the extent that the Company may itself be recognized as a creditor of that subsidiary. At June 30, 1997, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $1.5 billion, including deposits. Accordingly, the Senior Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Senior Debentures should look only to the assets of the Company for payments on the Senior Debentures.

     In addition, as the Company is a non-operating holding company almost all of the operating assets of the Company are owned by the Company's subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Company and as to each of such other affiliates to 10% of such Bank's capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of such Bank's capital and surplus. In addition, payment of dividends to the Company by the subsidiary bank is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires approval by banking regulatory authorities. At June 30, 1997, the Bank (without regard to limitations set forth in the Indenture and prior to the contribution of $25 million to the capital of the Bank) could have declared additional dividends to the Company without prior regulatory approval of approximately $22 million. Federal and state regulatory agencies also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for the Bank, which could reduce the amount of dividends otherwise payable.

CONSEQUENCES OF A FAILURE TO EXCHANGE ORIGINAL SENIOR DEBENTURES

     The Original Senior Debentures have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Original Senior Debentures which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Original Senior Debentures which remain outstanding will not be entitled to any rights to have such Original Senior Debentures registered under the Securities Act or to any similar rights under the Registration Agreement (subject to certain limited exceptions). The Company does not intend to register under the Securities Act any Original Senior Debentures which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Original

Senior Debentures are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Senior Debentures could be adversely affected.

     The Exchange Senior Debentures and any Original Senior Debentures which remain outstanding after consummation of the Exchange Offer will vote and consent together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of Exchange Senior Debentures -- Modification of Indenture."

     Pursuant to the Registration Agreement, holders of the Original Senior Debentures are entitled to receive liquidated damages in the form of additional interest under certain circumstances. Upon consummation of the Exchange Offer, holders of Original Senior Debentures will not be entitled to any such additional interest or any further registration rights under the Registration Agreement, except under limited circumstances. See "Description of Original Senior Debentures."

ABSENCE OF PUBLIC MARKET

     The Original Senior Debentures were issued to, and the Company believes such securities are currently owned by, a relatively small number of beneficial owners. The Original Senior Debentures have not been registered under the Securities Act and will be subject to restrictions on transferability if they are not exchanged for the Exchange Senior Debentures. Although the Exchange Senior Debentures may be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. Senior Debentures may be transferred by the holders thereof only in blocks having a principal amount of not less than $100,000 (100 Senior Debentures). The Company has been informed by the Initial Purchaser that the Initial Purchaser intends to make a market in the Exchange Senior Debentures. However, the Initial Purchaser is not obligated to do so and any such market-making activity may be terminated at any time without notice to the holders of the Exchange Senior Debentures. In addition, such market-making activity will be subject to the limits of the Securities Act and may be limited during the pendency of the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Senior Debentures or the Original Senior Debentures, or as to the liquidity of or the trading market for the Exchange Senior Debentures or the Original Senior Debentures. If an active public market does not develop, the market price and liquidity of the Exchange Senior Debentures may be adversely affected.

     If a public trading market develops for the Exchange Senior Debentures, future trading prices of the Senior Debentures will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results, and the market for similar securities. Depending on these and other factors, the Exchange Senior Debentures may trade at a discount.

     Notwithstanding the registration of the Exchange Senior Debentures in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the Exchange Senior Debentures only in compliance with the provisions of Rule 144 under the Securities Act.

     Each broker-dealer that receives Exchange Senior Debentures for its own account in exchange for Original Senior Debentures, where such Original Senior Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Debentures. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURES

     Subject to the conditions set forth under "The Exchange Offer -- Conditions to the Exchange Offer," issuance of the Exchange Senior Debentures in exchange for Original Senior Debentures pursuant to the Exchange Offer will be made only after a timely receipt by the Company of (i) a book-entry confirmation (as defined below) evidencing the tender of such Original Senior Debentures through ATOP or (ii) certificates representing such Original Senior Debentures, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other required documents. See "The Exchange Offer -- Acceptance for Exchange and Issuance of Senior Debentures" and "-- Procedures for Tendering Original Senior Debentures." Therefore, holders of the Original Senior Debentures desiring to tender such Original Senior Debentures in exchange for Exchange Senior Debentures should allow sufficient time to ensure timely delivery. The Company is not under any duty to give notification of defects or irregularities with respect to the tenders of Original Senior Debentures for exchange.

LOSSES IN INDIRECT AUTOMOBILE LENDING PORTFOLIO

     During fiscal years 1995 and 1996, the Bank significantly increased its level of indirect lending through automobile dealers. Indirect lending represented 66% and 83% of consumer loan production in fiscal years 1995 and 1996, respectively. These types of indirect loans carry more credit risk and produce higher charge-off and delinquency rates than other consumer loans. Primarily during the latter part of the fiscal year ended September 30, 1996, higher than anticipated charge-offs were experienced in the indirect automobile lending portfolio. As a result of management's analysis of repossession activity and loss rates on sales of repossessed automobiles, the Bank recorded a provision of $16.4 million, primarily related to indirect automobile loans, during the fiscal year ended September 30, 1996. The total allowance for loan losses related to indirect automobile loans at September 30, 1996 and June 30, 1997 was $9.0 million and $4.0 million, respectively, compared to outstanding indirect loan balances of $148.2 million and $101.7 million, respectively, at such dates. No new applications for indirect loans have been accepted since September 30, 1996. While management believes it has established an adequate allowance for loan losses, there can be no assurance that the Bank will not have to increase its level of loan loss allowance or otherwise implement corrective action or that regulators, in reviewing the Bank's loan portfolio or operations, will not request that the Bank increase its allowance for loan losses or otherwise implement corrective action, thereby negatively affecting the Bank's financial condition and earnings.

                         FIRST PALM BEACH BANCORP, INC.

GENERAL

     The Company is a Delaware chartered savings and loan holding company, headquartered in West Palm Beach, Florida. Through its wholly owned subsidiary, the Bank, the Company operates 47 banking offices (of which 21 are supermarket branches and 26 are stand-alone branches) located in Palm Beach, Broward, Dade, Martin and Lee Counties in Florida, and two mortgage loan production offices, which are located in Palm Beach County. At June 30, 1997, the Company had total consolidated assets of approximately $1.7 billion, deposits of approximately $1.2 billion and stockholders' equity of approximately $109.5 million. The Company is the largest, based on total deposits, and oldest independent financial institution based in Palm Beach County.

     Of the 47 banking offices currently operated by the Bank, 41 of such offices are located in Palm Beach, Broward and Dade Counties. Based on deposit information provided by the Florida Bankers Association, such counties have a respective share of the state deposit market of 9.16%, 11.76% and 19.38%, for a total of approximately 40.3% of the Florida deposit market share. In addition, based on information provided by the Bureau of Economic and Business Research, University of Florida, such three counties represent, respectively, 6.81%, 9.66% and 14.18% of the state population for a total of approximately 30.65% of the Florida population.

     The Bank's principal business is attracting retail deposits from the general public and investing those deposits, together with funds generated from operations and borrowings, primarily in one- to four-family, owner-occupied, residential mortgage loans and, to a lesser extent, consumer loans, construction loans, commercial real estate loans and multi-family residential mortgage loans. In addition, the Bank invests in mortgage-backed and related securities, securities issued by the U.S. Government and agencies thereof, and other investments in which the Bank is permitted to invest under federal laws and regulations.

     The Company was organized in 1993 to serve as a holding company for the Bank, originally organized in 1934 as a federally-chartered mutual savings and loan association, and which converted, effective September 29, 1993, to a federally-chartered stock savings and loan association in connection with its conversion to stock form and concurrent acquisition by the Company (the "Conversion"). Since the Conversion, management's strategy has been to capitalize on the growth in its five-county market area through redeploying the capital raised in the Conversion in a manner enhancing stockholder value by (i) emphasizing consumer and retail banking services in its five-county market area and (ii) expanding its branch network by opening 29 new branch offices, of which 19 are supermarket branches and ten are stand-alone branches.

     In emphasizing retail banking, the Company has increased its one- to four-family residential mortgage loan originations from $126.0 million in fiscal year 1994 to $192.5 million in fiscal year 1996. At June 30, 1997, the Bank had one- to four-family residential mortgage loans totaling $804.3 million, constituting approximately 68% of the Bank's total loan portfolio at such date. As of June 30, 1997, adjustable rate mortgage loans comprised approximately 51% of outstanding mortgage loans. In addition, the Bank's consumer loan portfolio increased from $48.6 million at September 30, 1994 to $159.9 million at June 30, 1997.

     The Company has also increased the number of branch offices from 16 at September 30, 1993 to 47 as of the date of this Prospectus, including, during fiscal year 1996, opening nine new offices and acquiring two additional offices through the acquisition of an unaffiliated thrift institution, and during fiscal year 1997, opening 12 new offices. The Company has opened two additional offices during the current fiscal year. Of the 31 offices opened since the Conversion, 21 have been located in supermarkets (four in Winn Dixie Supermarkets and 17 in Albertsons Supermarkets). While the branch network expansion has entailed, and will continue to entail, significant capital investment and start-up operating expenses, management believes that the branch network expansion ultimately will lead to profitable growth in the retail operations of the Company and will provide a source of funding at a lower cost than can be obtained in the wholesale funding market. By expanding its branch network through the establishment of supermarket branches, the Company will be able to penetrate further its market area on an accelerated basis and with much lower levels of capital investment and ongoing operating expense relative to opening and operating stand-alone branch offices.

     For fiscal years ended September 30, 1994, 1995 and 1996, the Company's net income was approximately $5.8 million, $5.7 million and $550,000, respectively. The decline in net income for fiscal year 1996 relative to fiscal years 1994 and 1995 was primarily attributable to (i) a one-time pre-tax assessment of $6.6 million to recapitalize the SAIF and (ii) an increase in the provision for loan losses to $15.7 million, as compared to $135,000 and $261,000 for the 1994 and 1995 fiscal years, respectively. The significant increase in the loan loss provision for fiscal year 1996 was caused by higher than anticipated charge-offs during such year on the Bank's indirect automobile lending and additional provisions to cover anticipated future losses related to the indirect lending program. In connection with making such provision, the Bank discontinued its indirect lending program as of September 30, 1996.

     At September 30, 1996, non-performing assets equaled $16.1 million, an increase of $13.4 million from non-performing assets of $2.7 million at September 30, 1995. Repossessed assets increased $1.2 million to $1.6 million at September 30, 1996 from $371,000 at September 30, 1995. At September 30, 1996, the ratio of non-performing loans to total loans equaled 1.20% and non-performing assets to total assets equaled 1.08%. In addition, as of such date, the allowance for loan losses to non-performing loans equaled 92.40%.

     Net income for the nine months ended June 30, 1997 was $6.9 million, as compared to $7.9 million for the nine months ended June 30, 1996. The reduction in net income for the first nine months of 1997, as compared to the first nine months of 1996, was primarily due to an increase in other expenses associated with the establishment of twelve new branch offices since June 30, 1996. The provision for loan losses for the nine months ended June 30, 1997 was $2.2 million, as compared to $3.0 million for the nine months ended June 30, 1996. At June 30, 1997, non-performing assets equaled $12.1 million, as compared to non-performing assets of $16.1 million at September 30, 1996. Repossessed assets decreased by $1.1 million to $522,000 at June 30, 1997 from $1.6 million at September 30, 1996. At June 30, 1997, the ratio of non-performing loans to total loans equaled 0.94% and non-performing assets to total assets equaled 0.73%. In addition, as of such date, the allowance for loan losses to non-performing loans equaled 61.31%.

     The total allowance for loan losses related to indirect automobile loans was $9.0 million and $4.0 million at September 30, 1996 and June 30, 1997, respectively, compared to outstanding indirect loan balances of $148.2 million and $101.7 million, respectively, at such dates. While management believes that it has established an adequate allowance for loan losses, there can be no assurance that the Bank will not have to increase its level of loan loss allowance or otherwise implement corrective action or that regulators, in reviewing the Bank's loan portfolio or operations, will not request that the Bank increase its allowance for loan losses or otherwise implement corrective action, thereby negatively affecting the Bank's financial condition and earnings. See "Risk Factors -- Losses in Indirect Automobile Lending Portfolio."

     The principal executive offices of the Company are located at 450 S. Australian Avenue, West Palm Beach, Florida 33401 and its telephone number at such address is (561) 655-8511.

     The Company is a legal entity, separate and distinct from its subsidiaries. The ability of holders of debt and equity securities of the Company to benefit from the distribution of assets of any subsidiary upon the liquidation or reorganization of such subsidiary is subordinate to prior claims of creditors of the subsidiary (including depositors in the case of banking subsidiaries), except to the extent that a claim of the Company as a creditor may be recognized.

     There are various statutory and regulatory limitations on the extent to which present and future banking subsidiaries of the Company can finance or otherwise transfer funds to the Company or its non-banking subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. In addition, there are regulatory limitations on the payment of dividends directly or indirectly to the Company from the Bank. At June 30, 1997, the Bank (without regard to limitations in the Indenture and prior to the contribution of $25 million to the capital of the Bank) could declare additional dividends to the Company without regulatory approval of approximately $22 million.

RECENT DEVELOPMENTS

     On October 21, 1997, the Company announced its earnings for the fiscal quarter and year ended September 30, 1997. The following financial information was extracted from such press release and is unaudited. For the quarter ended September 30, 1997, the Company reported net income of $2.5 million, as compared to a loss of $7.3 million for the quarter ended September 30, 1996. Net income for the fiscal year ended September 30, 1997, was $9.4 million, or $1.86 per share, as compared to $0.5 million, or $0.11 per share, for the prior year. The loss for the quarter ended September 30, 1996, included a one-time charge against earnings of $6.6 million for a SAIF assessment. The after-tax effect of the assessment was $4.0 million, or $0.78 per share. Also during the September 30, 1996 quarter, the Bank recorded a provision for loan losses of $12.7 million, primarily due to losses on its indirect automobile lending portfolio. At the beginning of the quarter ended September 30, 1997, the allowance for loan losses was $6.7 million, the current provision for such period was $1.1 million with net charge offs of $1.8 million, resulting in an allowance for loan losses as of September 30, 1997, of $6.0 million. A net gain of $3.5 million on sale of loans was also reported during the quarter ended September 30, 1996.

     The results for the year ended September 30, 1996 included the SAIF assessment of $6.6 million and a loan loss provision, primarily due to indirect lending, of $15.7 million. The year ended September 30, 1997 included net gains on sales of securities, loans, loan servicing, stock and property of $2.9 million, as compared to net gains on such sales of $5.4 million for the year ended September 30, 1996.

     At September 30, 1997, the Company reported total assets of $1.8 billion and stockholders' equity of $113 million, as compared to $1.5 billion and $105.4 million, respectively, as of September 30, 1996. For more information concerning the Company's recent earnings, see the Company's Current Report on Form 8-K dated October 24, 1997.

     For additional information with respect to the Company, see "Available Information," "Incorporation of Certain Documents by Reference," "Risk Factors," and "Selected Consolidated Financial Data."

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Senior Debentures offered hereby. In consideration for issuing the Exchange Senior Debentures as contemplated in this Prospectus, the Company will receive in exchange Original Senior Debentures in like principal amount, the terms of which are identical in all material respects to the Exchange Senior Debentures, except for certain transfer restrictions and registration rights. The Original Senior Debentures surrendered in exchange for the Exchange Senior Debentures will be retired and canceled and cannot be reissued. The Company received $34,125,000 in cash proceeds in conjunction with the issuance of the Original Senior Debentures. Of these proceeds, $25,000,000 were contributed to the Bank, $250,000 were used to satisfy related issuance costs, and the remaining proceeds were used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the respective periods indicated:

                                                                                             NINE MONTHS
                                                       YEAR ENDED SEPTEMBER 30,             ENDED JUNE 30,
                                               -----------------------------------------    --------------
                                               1992     1993     1994     1995     1996     1996     1997
                                               -----    -----    -----    -----    -----    -----    -----
Ratio of Earnings to Fixed Charges:
  Excluding interest on deposits............   6.42x    4.97x    2.34x    1.83x    1.08x    2.38x    2.24x
  Including interest on deposits............   1.33x    1.27x    1.31x    1.19x    1.02x    1.29x    1.22x

     For purposes of computing the ratio of earnings to fixed charges, earnings represent net income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include gross interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including gross interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at June 30, 1997 and is adjusted to give effect to the Exchange Offer as if it had occurred on June 30, 1997, and assuming that all outstanding Original Senior Debentures are exchanged for Exchange Senior Debentures. The issuance of the Exchange Senior Debentures in the Exchange Offer will have no effect on the capitalization of the Company. This table is based on, and is qualified in its entirety by, the historical consolidated financial statements of the Company, including the related notes thereto, which are included in documents incorporated by reference herein, and should be read in conjunction therewith. See "Incorporation of Certain Documents by Reference."

                                                                               JUNE 30, 1997
                                                                          -----------------------
                                                                           ACTUAL     AS ADJUSTED
                                                                          --------    -----------
                                                                          (DOLLARS IN THOUSANDS)
Long-term debt.........................................................   $ 75,950     $  75,950
Series A 10.35% Senior Debentures Due 2002, net of issuance costs......     33,875            --
Series B 10.35% Senior Debentures Due 2002, net of issuance costs......         --        33,875
Stockholders' equity:
Preferred stock ($.01 par value) authorized 1,000,000 shares; none
  outstanding..........................................................         --            --
Common stock ($.01 par value) authorized 10,000,000 shares; issued
  5,496,375 shares; outstanding 5,030,846 shares (net of treasury
  stock)...............................................................         55            55
Additional paid-in capital.............................................     53,221        53,221
Retained earnings, substantially restricted............................     69,698        69,698
Treasury stock, at cost, 465,529 shares................................    (10,195)      (10,195)
Common stock purchased by:
  Employee stock ownership plan........................................     (1,162)       (1,162)
  Recognition and retention plans......................................       (147)         (147)
Unrealized decrease in fair value on available-for-sale securities (net
  of applicable income taxes)..........................................     (1,975)       (1,975)
                                                                          --------    -----------
Total stockholders' equity.............................................    109,495       109,495
                                                                          --------    -----------
Total capitalization...................................................   $219,320     $ 219,320
                                                                          ========     =========

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data below should be read in connection with the consolidated financial information included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. See "Available Information," "Incorporation of Certain Documents by Reference" and "First Palm Beach Bancorp, Inc." Interim unaudited consolidated financial data for the nine months ended June 30, 1997 and 1996 reflect, in the opinion of management of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended June 30, 1997 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                                                                                          NINE MONTHS ENDED
                                                          YEARS ENDED SEPTEMBER 30,                           JUNE 30,
                                          ----------------------------------------------------------   -----------------------
                                            1992       1993        1994         1995         1996         1996         1997
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
CONSOLIDATED SUMMARY OF OPERATION:
  Interest income.......................  $ 61,906   $ 50,580   $   57,874   $   80,964   $  103,532   $   76,597   $   84,937
  Interest expense......................    37,764     28,783       30,049       48,900       61,300       45,106       51,841
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
  Net interest income...................    24,142     21,797       27,825       32,064       42,232       31,491       33,096
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
  Provision for loan losses.............     1,675        149          135          261       15,704        3,013        2,200
  Net interest income after provision
    for loan losses.....................    22,467     21,648       27,690       31,803       26,528       28,478       30,896
  Other income..........................     9,274      5,775        4,437        4,030       10,069        4,612        5,993
  Other expenses........................    19,150     19,609       22,826       26,609       29,002       19,905       25,351
  SAIF recapitalization charge..........        --         --           --           --        6,600           --           --
  Income before income taxes and
    cumulative effect of change in
    accounting principle................    12,591      7,814        9,301        9,224          995       13,185       11,538
  Provision for income taxes............     5,066      3,019        3,502        3,578          446        5,296        4,637
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
  Cumulative effect of change in
    accounting for income taxes.........        --        422           --           --           --           --           --
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
  Net income............................  $  7,525   $  5,217   $    5,799   $    5,646   $      549   $    7,889   $    6,901
                                          ========   ========    =========    =========    =========    =========    =========
PER COMMON SHARE DATA:
  Cash dividends declared per common
    share...............................        --         --           --   $     0.20   $     0.40   $     0.30   $     0.45
  Book value per common share at period
    end (tangible)......................        --      18.62        19.03        20.38        20.14        21.37        21.23
  Net income............................  $     --   $     --   $     1.05   $     1.11   $     0.11   $     1.55   $     1.38
                                          ========   ========    =========    =========    =========    =========    =========
CONSOLIDATED BALANCE SHEET DATA AT
  PERIOD END:
  Securities held-to-maturity,
    available-for-sale and trading
    securities..........................  $ 82,142   $ 96,768   $  117,122   $   80,941   $   34,532   $   45,344   $   49,250
  Mortgage-backed and related securities
    held-to-maturity and
    available-for-sale..................   194,788    284,012      324,044      238,442      232,273      207,609      369,723
  Loans, net............................   444,965    429,104      576,731      825,024    1,007,881    1,103,033    1,119,559
  Allowance for loan losses.............     2,334      1,886        1,956        2,157       11,855        3,397        6,755
  Total assets..........................   815,571    856,307    1,076,583    1,208,845    1,490,020    1,438,024    1,666,396
  Deposits..............................   723,881    698,458      718,282      878,670    1,136,722    1,081,595    1,227,277
  Borrowings............................    17,469     26,325      229,892      189,552      211,025      211,050      260,950
  Stockholders' equity..................    50,983    102,330      100,462      104,611      105,425      113,606      109,495
CONSOLIDATED AVERAGE BALANCE SHEET DATA:
  Securities held-to-maturity,
    available-for-sale and trading
    securities..........................  $ 48,547   $ 65,989   $  126,320   $  107,011   $   58,288   $   64,276   $   66,153
  Mortgage-backed and related securities
    held-to-maturity and
    available-for-sale..................   182,546    260,883      304,948      311,929      221,285      225,120      286,169
  Loans, net............................   495,698    427,621      487,978      688,595    1,020,419      989,952    1,053,274
  Total assets..........................   807,320    820,679      973,017    1,174,179    1,390,279    1,366,555    1,530,992
  Deposits..............................   685,997    689,459      648,600      829,921      995,991      974,047    1,140,403
  Borrowings............................    19,545     22,549      159,052      182,158      212,093      212,279      210,981
  Stockholders' equity..................    46,466     53,633      103,355      102,676      111,987      110,670      105,893

                                                                                                          NINE MONTHS ENDED
                                                          YEARS ENDED SEPTEMBER 30,                           JUNE 30,
                                          ----------------------------------------------------------   -----------------------
                                            1992       1993        1994         1995         1996         1996         1997
                                          --------   --------   ----------   ----------   ----------   ----------   ----------
                                                          (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
SELECTED FINANCIAL RATIOS:
  Return on average total assets(2).....      0.93%      0.64%        0.60%        0.48%        0.04%        0.77%        0.60%
  Return on average stockholders'
    equity(2)...........................     16.19       9.73         5.61         5.50         0.49         9.52         8.71
  Net interest margin(1)................      3.17       2.78         2.97         2.83         3.18         3.22         3.03
  Operating expenses/average
    assets(2)...........................      2.37       2.39         2.35         2.27         2.56         1.95         2.21
  Tangible capital ratio(3).............      6.04       8.86         7.23         7.66         6.17         7.40         7.47
  Leverage (core) capital ratio(3)......      6.04       8.86         7.23         7.66         6.17         7.40         7.47
  Risk-based capital ratio(3)...........     14.24      20.35        16.98        14.97        12.28        13.05        14.77
  Dividend payout ratio.................        --         --           --        18.02       363.64        19.35        32.61

---------------
(1) Calculation is based upon net interest before provision for loan losses divided by average interest-earning assets.

(2) Ratios for fiscal year ended September 30, 1996 include a one-time special assessment paid by all financial institutions insured by the SAIF. The Bank's pretax assessment was $6.6 million.

(3) Represents the regulatory capital ratio of the Bank. Under current policy, the capital adequacy requirements of the Office of Thrift Supervision are applied only at the Bank level.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     In connection with the sale of the Original Senior Debentures, the Company entered into the Registration Agreement with the Initial Purchaser, pursuant to which the Company agreed to file and to use its reasonable efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the Original Senior Debentures for debentures with terms identical in all material respects to the terms of the Original Senior Debentures. A copy of the Registration Agreement has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

     The Exchange Offer is being made to satisfy the contractual obligations of the Company under the Registration Agreement. The form and terms of the Exchange Senior Debentures are the same as the form and terms of the Original Senior Debentures except that the Exchange Senior Debentures have been registered under the Securities Act and will not provide for any increase in the interest thereon, except under limited circumstances. See "Risk Factors -- Consequences of a Failure to Exchange Original Senior Debentures," "Description of Exchange Senior Debentures," and "Description of Original Senior Debentures."

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Original Senior Debentures in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

     Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Original Senior Debentures are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Original Senior Debentures are held of record by DTC who desires to deliver such Original Senior Debentures by book-entry transfer at DTC.

     Pursuant to the Exchange Offer, the Company will exchange as soon as practicable after the date hereof, the Original Senior Debentures for a like aggregate principal amount of Exchange Senior Debentures. The Exchange Senior Debentures have been registered under the Securities Act.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $35,000,000 aggregate principal amount of Exchange Senior Debentures for a like aggregate principal amount of Original Senior Debentures properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $35,000,000 of Exchange Senior Debentures in exchange for a like principal amount of outstanding Original Senior Debentures tendered and accepted in connection with the Exchange Offer. Holders may tender their Original Senior Debentures in whole or in part in a principal amount of not less than $100,000 (100 Senior Debentures) or any integral multiple of $1,000 principal amount (one Senior Debenture) in excess thereof.

     The Exchange Offer is not conditioned upon any minimum principal amount of Original Senior Debentures being tendered. As of the date of this Prospectus, $35,000,000 aggregate principal amount of the Original Senior Debentures is outstanding.

     Holders of Original Senior Debentures do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Original Senior Debentures which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Agreement, except under limited circumstances. See "Risk Factors -- Consequences of a Failure to Exchange Original Senior Debentures" and "Description of Original Senior Debentures."

     If any tendered Original Senior Debentures are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Original Senior Debentures will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

     Holders who tender Original Senior Debentures in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Senior Debentures in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

     NEITHER THE COMPANY NOR THE BOARD OF DIRECTORS OF THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF ORIGINAL SENIOR DEBENTURES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR ORIGINAL SENIOR DEBENTURES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF ORIGINAL SENIOR DEBENTURES MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF ORIGINAL SENIOR DEBENTURES TO TENDER BASED ON SUCH HOLDERS' OWN FINANCIAL POSITIONS AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means 5:00 p.m., New York City time, on December 18, 1997 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

     The Company expressly reserves the right in its sole and absolute discretion, subject to reasonableness and subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Original Senior Debentures for exchange, (ii) to terminate the Exchange Offer (whether or not any Original Senior Debentures have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "-- Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Original Senior Debentures tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Original Senior Debentures to withdraw their tendered Original Senior Debentures as described under "-- Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the holders of the Original Senior Debentures, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE SENIOR DEBENTURES

     Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, Exchange Senior Debentures for Original Senior Debentures validly tendered and not withdrawn promptly after the Expiration Date.

     In all cases, delivery of Exchange Senior Debentures in exchange for Original Senior Debentures tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of
(i) the book-entry confirmation described below under "-- Procedures for Tendering Original Senior Debentures -- Book-Entry Transfer" or (ii) certificates representing such Original Senior Debentures, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

     Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Original Senior Debentures validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Original Senior Debentures for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of book-entry confirmations or certificates representing Original Senior Debentures, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving book-entry confirmations or certificates representing Original Senior Debentures, Letters of Transmittal and related documents and transmitting Exchange Senior Debentures to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Original Senior Debentures tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Original Senior Debentures) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Original Senior Debentures tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Original Senior Debentures and such Original Senior Debentures may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "-- Withdrawal Rights."

     Pursuant to the Letter of Transmittal, a holder of Original Senior Debentures will warrant and agree that it has full power and authority to tender, exchange, sell, assign and transfer Original Senior Debentures, that the Company will acquire good, marketable and unencumbered title to the tendered Original Senior Debentures, free and clear of all liens, restrictions, charges and encumbrances, and the Original Senior Debentures tendered for exchange are not subject to any adverse claims or proxies. Such holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Original Senior Debentures tendered pursuant to the Exchange Offer. Tendering holders of Original Senior Debentures that use ATOP will, by so doing, acknowledge that they are bound by the terms of the Letter of Transmittal.

PROCEDURES FOR TENDERING ORIGINAL SENIOR DEBENTURES

     Book-Entry Transfer. For purposes of the Exchange Offer, the Exchange Agent will establish an account with respect to the Original Senior Debentures at DTC within two business days after the date of this Prospectus. Any tendering financial institution that is a participant in DTC's book-entry transfer facility system must make a book-entry delivery of the Original Senior Debentures by causing DTC to transfer such Original Senior Debentures into the Exchange Agent's account at DTC in accordance with DTC's ATOP procedures for transfers. Such holder of Original Senior Debentures using ATOP should transmit its acceptance to DTC on or prior to the Expiration Date (or comply with the guaranteed delivery procedures set forth below). DTC will verify such acceptance, execute a book-entry transfer of the tendered Original Senior Debentures into the Exchange Agent's account at DTC and then send to the Exchange Agent confirmation of such book-entry transfer, including an agent's message confirming that DTC has received an express acknowledgment from such holder that such holder has received and agrees to be bound by this Letter of Transmittal and that the Company may enforce this Letter of Transmittal against such holder (a "book-entry confirmation").

     DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     A beneficial owner of Original Senior Debentures that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate in the Exchange Offer.

     Certificates. If the tender is not made through ATOP, certificates representing Original Senior Debentures, as well as the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at its address set forth under "-- Exchange Agent" on or prior to the Expiration Date in order for such tender to be effective (or the guaranteed delivery procedures set forth below must be complied with).

     If less than all of the Original Senior Debentures are tendered, a tendering holder should fill in the amount of Original Senior Debentures being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Original Senior Debentures delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     Signature Guarantees. Certificates for the Original Senior Debentures need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Original Senior Debentures is registered in a name other than that of the person surrendering the certificate or (b) such holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Original Senior Debentures must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein):
(i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or
(v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

     Delivery. The method of delivery of the book-entry confirmation or certificates representing tendered Original Senior Debentures, the Letter of Transmittal, and all other required documents is at the option and sole risk of the tendering holder, and "delivery" will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail, return receipt requested, properly insured, or an overnight delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Notwithstanding any other provision hereof, the delivery of Exchange Senior Debentures in exchange for Original Senior Debentures tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of (i) a book-entry confirmation with respect to such Original Senior Debentures or (ii) certificates representing Original Senior Debentures and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of Exchange Senior Debentures might not be made to all tendering holders at the same time, and will depend upon when book-entry confirmations with respect to Original Senior Debentures or certificates representing Original Senior Debentures and other required documents are received by the Exchange Agent.

     Guaranteed Delivery. If a holder desires to tender Original Senior Debentures pursuant to the Exchange Offer and the certificates for such Original Senior Debentures are not immediately available or time will not permit all required documents to reach the Exchange Agent on or prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Original Senior Debentures may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

          (1) such tenders are made by or through an Eligible Institution;

          (2) a properly completed and duly executed notice to the Exchange Agent guaranteeing delivery to the Exchange Agent of either certificates representing the Original Senior Debentures or a book-entry confirmation in compliance with the requirements set forth herein (the "Notice of Guaranteed Delivery"), substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date;

          (3) (a) a book-entry confirmation or (b) the certificates representing all tendered Original Senior Debentures, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are, in any case, received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

     The Company's acceptance for exchange of Original Senior Debentures tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

     Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Original Senior Debentures will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, subject to reasonableness, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "-- Conditions to the Exchange Offer" or any condition or irregularity in any tender of Original Senior Debentures of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

     The interpretation by the Company of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Original Senior Debentures will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

     If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     A beneficial owner of Original Senior Debentures that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

RESALES OF EXCHANGE SENIOR DEBENTURES

     The Company is making the Exchange Offer for the Exchange Senior Debentures in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that Exchange Senior Debentures issued pursuant to this Exchange Offer in exchange for Original Senior Debentures may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Senior Debentures are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Senior Debentures. However, any holder of Original Senior Debentures who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing Exchange Senior Debentures, or any broker-dealer who purchased Original Senior Debentures from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Original Senior Debentures in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Original Senior Debentures unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Original Senior Debentures acquired for its own account as a result of market-making or other trading activities and exchanges such Original Senior Debentures for Exchange Senior Debentures, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such Exchange Senior Debentures.

     Each holder of Original Senior Debentures who wishes to exchange Original Senior Debentures for Exchange Senior Debentures in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any Exchange Senior Debentures to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Exchange Senior Debentures, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such Exchange Senior Debentures. In addition, the Company may require such holder, as a condition to such holder's eligibility to participate in the Exchange Offer, to furnish to the Company (or an agent thereof) in writing information as to the number of "beneficial owners" (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom such holder holds the Senior Debentures to be exchanged in the Exchange Offer. Each broker-dealer that receives Exchange Senior Debentures for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Senior Debentures for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Senior Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that Participating Broker-Dealers who acquired Original Senior Debentures for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Senior Debentures received upon exchange of such Original Senior Debentures (other than Original Senior Debentures which represent an unsold allotment from the initial sale of the Original Senior Debentures) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Senior Debentures. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of Exchange Senior Debentures received in exchange for Original Senior Debentures where such Original Senior Debentures were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Senior Debentures for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such Exchange Senior Debentures have been disposed of by such Participating Broker-Dealer. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Senior Debentures received in exchange for Original Senior Debentures pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the

Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "-- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     In that regard, each Participating Broker-Dealer who surrenders Original Senior Debentures pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that upon receipt of notice from the Company of the occurrence of any event or the discovery of (i) any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or (ii) any fact which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading, or (iii) of the occurrence of certain other events specified in the Registration Agreement, such Participating Broker-Dealer will suspend the sale of Exchange Senior Debentures pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer, or the Company has given notice that the sale of the Exchange Senior Debentures may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Senior Debentures, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of Exchange Senior Debentures by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the Exchange Senior Debentures or to and including the date on which the Company has given notice that the sale of Exchange Senior Debentures may be resumed, as the case may be.

WITHDRAWAL RIGHTS

     Except as otherwise provided herein, tenders of Original Senior Debentures may be withdrawn at any time on or prior to the Expiration Date.

     In order for a withdrawal to be effective, a written or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "-- Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Original Senior Debentures to be withdrawn, the aggregate principal amount of Original Senior Debentures to be withdrawn, and, if certificates for such Original Senior Debentures have been tendered, the name of the registered holder of the Original Senior Debentures as set forth on such certificates if different from that of the person who tendered such Original Senior Debentures. If certificates representing Original Senior Debentures have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such certificates, the tendering holder must submit the serial numbers shown on the particular certificates to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Original Senior Debentures tendered for the account of an Eligible Institution. If Original Senior Debentures have been tendered pursuant to the procedures for book-entry transfer set forth in "-- Procedures for Tendering Original Senior Debentures -- Book-Entry Transfer," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Original Senior Debentures. Withdrawals of tenders of Original Senior Debentures may not be rescinded. Original Senior Debentures properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "-- Procedures for Tendering Original Senior Debentures."

     All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Original Senior Debentures which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST PAYMENTS ON EXCHANGE SENIOR DEBENTURES

     Holders of Original Senior Debentures whose Original Senior Debentures are accepted for exchange will not receive interest on such Original Senior Debentures after the initial payment of interest on December 31, 1997, and will be deemed to have waived the right to receive any interest on such Original Senior Debentures after such date. Holders of Original Senior Debentures as of December 15, 1997 (the record date for the initial payment of interest on December 31, 1997), including such holders who tender their Original Senior Debentures pursuant to the Exchange Offer, will be entitled to receive such payment of interest. Holders of Original Senior Debentures (if not exchanged pursuant to the Exchange Offer) and Exchange Senior Debentures as of June 15, 1998 (the record date for the payment of interest on June 30, 1998) will be entitled to receive interest accumulated from and after January 1, 1998.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Original Senior Debentures for any Exchange Senior Debentures, and, as described below, may terminate the Exchange Offer (whether or not any Original Senior Debentures have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

          (a) there shall occur a change in the current interpretation by the staff of the Commission which permits the Exchange Senior Debentures issued pursuant to the Exchange Offer in exchange for Original Senior Debentures to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Senior Debentures are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Senior Debentures; or

          (b) any law, statute, rule or regulation shall have been adopted or enacted which, in the judgment of the Company, would reasonably be expected to impair its ability to proceed with the Exchange Offer; or

          (c) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement, or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose, or any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole and absolute discretion, subject to reasonableness, that any of the foregoing events or conditions has occurred or exists or has not been satisfied, it may, subject to applicable law, terminate the Exchange Offer (whether or not any Original Senior Debentures have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Original Senior Debentures and will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

By Mail:              The Bank of New York
                      101 Barclay Street, 7E
                      New York, New York 10286
                      Attention: Reorganization Section
                                 Vincent J. Hingoor

By Overnight Mail     The Bank of New York
  or Courier:         101 Barclay Street
                      Corporate Company Services Window
                      Ground Level
                      New York, New York 10286
                      Attention: Reorganization Section
                                 Vincent J. Hingoor

By Hand:              The Bank of New York
                      101 Barclay Street
                      Corporate Company Services Window
                      Ground Level
                      New York, New York 10286
                      Attention: Reorganization Section
                                 Vincent J. Hingoor

                      Facsimile Transmission Number: (212) 815-6339
                      Confirm by Telephone: (212) 815-4146
                      Information: (212) 815-4146

     Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

     The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Original Senior Debentures, and in handling or tendering for their customers.

     Holders who tender their Original Senior Debentures for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, Exchange Senior Debentures are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Senior Debentures tendered, or if a transfer tax is imposed for any reason other than the exchange of Original Senior Debentures in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

     The Company will not make any payment to brokers, dealers or other nominees soliciting acceptances of the Exchange Offer.

                   DESCRIPTION OF EXCHANGE SENIOR DEBENTURES

     The terms of the Exchange Senior Debentures are identical in all material respects to the Original Senior Debentures, except that (i) the Original Senior Debentures have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the applicable Registration Agreement (which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances), and (ii) the Exchange Senior Debentures will not provide for any increase in the interest thereon, except under limited circumstances. Specifically, the Registration Agreement provides that interest will accrue upon the principal amount of the Original Senior Debentures at a rate of 0.25% in the event that: (i) neither a registration statement ("Exchange Offer Registration Statement") nor a shelf registration statement ("Shelf Registration Statement") with respect to the Senior Debentures is filed with the Commission on or prior to November 28, 1997;
(ii) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective by the Commission on or prior to December 28, 1997; (iii) the Company has not consummated the Exchange Offer prior to January 27, 1998; or (iv) a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the expiration of the period referred to in Rule 144(k) of the Securities Act. The Registration Agreement provides that additional interest will accrue upon the principal amount of the Exchange Senior Debentures at a rate of 0.25% after the consummation of the Exchange Offer only if a Shelf Registration Statement is required to be filed because of changes in the law or Commission policy and: (i) the Shelf Registration Statement is not filed within 45 days of an event that triggers the obligation to file the Shelf Registration Statement; (ii) the Shelf Registration Statement is not declared effective by the Commission on or prior to the 30th day after the date such Shelf Registration Statement was required to be filed; or (iii) a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the expiration of the period referred to in Rule 144(k) of the Securities Act. Holders of Original Senior Debentures should review the information set forth under "Risk Factors -- Consequences of a Failure to Exchange Original Senior Debentures" and "Description of Original Senior Debentures."

     The Senior Debentures are to be issued under an Indenture, as supplemented from time to time, between the Company and The Bank of New York, as Trustee. Upon consummation of the Exchange Offer, the Indenture will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This summary of certain terms and provisions of the Exchange Senior Debentures and the Indenture does not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, some of which are not otherwise defined herein, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture by the Trust Indenture Act.

GENERAL

     The Exchange Senior Debentures will bear interest from January 1, 1998 at the annual rate of 10.35% of the principal amount thereof, payable semi-annually in arrears on June 30 and December 31 of each year, commencing June 30, 1998, to the person in whose name each Exchange Senior Debenture is registered at the close of business on June 15 or December 15 next preceding such Interest Payment Date.

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Exchange Senior Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such next succeeding Business Day falls in the next succeeding calendar year, then such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

     The Exchange Senior Debentures will be issued in denominations of $100,000 and integral multiples of $1,000 above $100,000. The Exchange Senior Debentures will mature on June 30, 2002 (the "Stated Maturity Date").

     The Exchange Senior Debentures will not be redeemable by the Company, in whole or in part, prior to the Stated Maturity Date.

     The Exchange Senior Debentures will represent the only borrowings of the Company outstanding at the parent level at the completion of the offering. The Indenture permits the Company or its Subsidiaries to incur additional indebtedness at the parent or subsidiary level in the event the indebtedness does not exceed certain levels of Consolidated Net Worth. See "-- Covenants of the Company." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Exchange Senior Debentures to benefit indirectly from such distribution) is subject to the prior claims of creditors of that subsidiary (including depositors in the case of the Bank), except to the extent that the Company may itself be recognized as a creditor of that subsidiary. At June 30, 1997, the subsidiaries of the Company had total liabilities (excluding liabilities owed to the Company) of approximately $1.7 billion, including deposits. Accordingly, the Exchange Senior Debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and holders of Exchange Senior Debentures should look only to the assets of the Company for payments on the Exchange Senior Debentures.

     In addition, as the Company is a non-operating holding company almost all of the operating assets of the Company are owned by the Company's subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, and certain other transactions with, the Company and certain other affiliates, and on investments in stock or other securities thereof. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by various types of collateral. Further, such secured loans, other transactions and investments by the Bank are generally limited in amount as to the Company and as to each of such other affiliates to 10% of such Bank's capital and surplus and as to the Company and all of such other affiliates to an aggregate of 20% of such Bank's capital and surplus. In addition, payment of dividends to the Company by the subsidiary banks is subject to ongoing review by banking regulators and is subject to various statutory limitations and in certain circumstances requires approval by banking regulatory authorities. At June 30, 1997, the Bank (without regard to limitations set forth in the Indenture and prior to the contribution of $25 million to the capital of the Bank) could have declared additional dividends to the Company without prior regulatory approval of approximately $22 million. Federal and state regulatory agencies also have the authority to limit further the Bank's payment of dividends based on other factors, such as the maintenance of adequate capital for the Bank which could reduce the amount of dividends otherwise payable.

EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the Exchange Senior Debentures constitutes an Event of Default (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (i) failure for 30 days to pay any interest on the Exchange Senior Debentures, when due; or

          (ii) failure to pay any principal or premium, if any, on the Exchange Senior Debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

          (iii) failure to observe or perform, in any material respect, certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Trustee or the holders of at least 25% in aggregate outstanding principal amount of Exchange Senior Debentures; or

          (iv) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Principal Subsidiary Bank (as defined below) having an aggregate principal amount outstanding in excess of $2,000,000, or under any mortgage, indenture or instrument

     (including the Indenture) under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Principal Subsidiary Bank having an aggregate principal amount outstanding in excess of $2,000,000, which default (a) shall constitute a failure to pay any portion of the principal of such indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or (b) shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without, in the case of clause (a), such indebtedness having been discharged or without, in the case of clause (b), such indebtedness having been discharged or such acceleration having been rescinded or annulled, in each such case within a period of 30 days after there shall have been given written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Exchange Senior Debentures specifying such default and stating that such notice is a "Notice of Default" under the Indenture, unless in either case (a) or (b) such default is contested in good faith by appropriate proceedings; or

          (v) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of the Exchange Senior Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee. If an Event of Default (other than an Event of Default described in clause (v) above) occurs, the Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Exchange Senior Debentures may declare the principal due and payable immediately upon an Event of Default. The holders of a majority in aggregate outstanding principal amount of the Exchange Senior Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Exchange Senior Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Trustee. If an Event of Default described in clause (v) above occurs, the principal amount of the Exchange Senior Debentures shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

     The holders of a majority in aggregate outstanding principal amount of the Exchange Senior Debentures affected thereby may, on behalf of the holders of all the Exchange Senior Debentures, waive any past default, except a default in the payment of principal (or premium, if any) on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Exchange Senior Debenture.

COVENANTS OF THE COMPANY

     In addition to various other covenants of the Company, the Indenture provides for the following provisions relating to the Company's business:

     Limitation Upon Disposition of the Voting Stock of a Principal Subsidiary Bank. The Indenture contains a covenant by the Company that it will not sell, assign, transfer, grant a security interest in or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of Voting Stock (as defined below) (other than directors' qualifying shares) of any Principal Subsidiary Bank and that it will not permit any Principal Subsidiary Bank to issue (except to the Company) shares of, securities convertible into, or options, warrants or rights to subscribe for or purchase, shares of Voting Stock of any Principal Subsidiary Bank, except for sales, assignments, transfers, grants of security interests or other dispositions which: (i) are for fair market value (as determined by the Board of Directors of the Company) and, after giving effect to such dispositions and to any potential dilution, the Company will own not less than 80% of the shares of Voting Stock of such Principal Subsidiary Bank then issued and outstanding free and clear of any security interest; (ii) are made in compliance with an order of a court or regulatory authority of competent jurisdiction, a condition imposed by any such court or authority permitting the acquisition by the Company, directly or indirectly, of any other bank or entity the activities of which are legally permissible for a bank holding company or a subsidiary thereof to engage in, or an undertaking made to such authority in connection with such an acquisition;
(iii) are made where such Principal Subsidiary Bank, having obtained any necessary regulatory approvals, unconditionally guarantees payment when due of the principal of and interest on the Exchange Senior Debentures; or (iv) are made to the Company or any wholly-owned Subsidiary if such wholly-owned Subsidiary agrees to be bound by the covenant as if it were the Company and the Company agrees to maintain such wholly-owned Subsidiary as a wholly-owned Subsidiary. Notwithstanding the foregoing, any Principal Subsidiary Bank may be merged into or consolidated with another banking institution organized under the laws of the United States, any State thereof or the District of Columbia, if after giving effect to such merger or consolidation, the Company or any wholly-owned Subsidiary owns at least 80% of the Voting Stock of such other banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto and treating any such resulting banking institution thereafter as such Principal Subsidiary Bank and a Subsidiary, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing. A "Principal Subsidiary Bank" is defined in the Indenture to mean any Subsidiary which is a bank or a savings association and has total assets equal to 30% or more of the consolidated assets of the Company determined as of the date of the most recent audited financial statements of such entities. At present, the only Principal Subsidiary Bank is the Bank.

     Limitation on Funded Indebtedness and Indebtedness. The Indenture further provides that the Company will not, and will not cause or permit any Subsidiary to, create, assume, guarantee, incur or in any manner become, directly or indirectly, liable in respect of any (i) Funded Indebtedness (as defined below) unless, after giving effect thereto, Funded Indebtedness shall not exceed 50% of Consolidated Net Worth and (ii) Indebtedness (as defined below) unless, after giving effect thereto, Indebtedness shall not exceed 55% of Consolidated Net Worth.

     In addition, any Indebtedness incurred by any Subsidiary subsequent to the issuance of the Senior Debentures shall not include any covenant which would restrict the payment of dividends to the Company.

     Consolidated Tangible Equity Capital. The Indenture further provides that the Company will not at any time permit Consolidated Tangible Equity Capital (as defined below) to be less than $90,000,000.

     Capital Adequacy. The Company shall not allow the Bank to be classified as other than "well capitalized" as defined by 12 C.F.R. Section 565.4 (or its equivalent as such regulation may be amended from time to time).

     Restrictions as to Dividends and Certain Other Payments. The Indenture further provides that the Company will not, and will not permit any Subsidiary to, declare or pay any dividend or make any other distribution on its capital stock (other than on account of capital stock of a Subsidiary owned legally and beneficially by the Company or a Subsidiary) or to its prospective stockholders (other than dividends or distributions payable on its capital stock) or purchase, redeem or otherwise acquire for value (except pursuant to a bona fide pledge or employee benefit plan) any of its capital stock (other than on account of capital stock of a Subsidiary owned legally and beneficially by the Company or a Subsidiary) (each, a "Restricted Payment") unless: (i) immediately before and after giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made after March 31, 1997 would not exceed the sum of (a) $10,000,000 plus (b) 75% (or 100% in the case of a deficit) of Consolidated Net Income (as defined below) for the period commencing March 31, 1997 and ending on and including the date such Restricted Payment is declared or made (plus 100% of the proceeds of issuances of equity securities after March 31, 1997); (ii) at the time of and immediately before such declaration is made and after giving effect to, such Restricted Payment, no Default or Event of Default exists or would exist as a result of such Restricted Payment; and (iii) no Default or Event of Default shall have occurred within 365 days of the declaration of such Restricted Payment.

     With respect to the description of the terms of the Indenture, as set forth in this Prospectus, the following terms shall have the following meanings:

     "Capitalized Lease" shall mean any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

     "Consolidated Net Worth" shall mean Stockholders' Equity (as defined below) plus the Allowance for Loan Losses (as defined below) plus Deferred Loan Fees (as defined below).

     "Consolidated Tangible Equity Capital" shall mean Consolidated Net Worth minus Goodwill (as defined below).

     "Funded Indebtedness" shall mean all Indebtedness that matures more than one year from the date of creation thereof, or that is extendible or renewable at the option of any party thereto to a date more than one year from the date of creation thereof (whether or not renewed or extended).

     "Indebtedness" shall mean all indebtedness, liabilities and other obligations direct or contingent (other than deferred income taxes and other credits, outside minority interests and items of Stockholders' Equity (as defined below) which would, in accordance with generally accepted accounting principles, be classified upon the consolidated balance sheet of the Company as liabilities, but in any event including without limitation: (i) all guarantees, other than (a) guarantees on secured indebtedness and (b) guarantees of obligations of Subsidiaries under employment and change in control agreements;
(ii) all indebtedness, liabilities and other obligations arising under any conditional sale or other title retention agreement, whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; provided, however, that the terms "Funded Indebtedness" and "Indebtedness" shall not include any obligation of the Company or of any Subsidiary incurred in the ordinary course of its business, with respect to: (a) any deposits with it or funds collected by it; (b) any banker's acceptance or letter of credit issued by it; (c) any check, note, certificate of deposit, money order, traveler's check, draft or bill of exchange issued, accepted or endorsed by it; (d) any discount with, borrowing from, or other obligation to any Federal Reserve Bank, the Federal Deposit Insurance Corporation or any Federal Home Loan Bank (or successor organization) which discount or borrowing is in the ordinary course of its banking business and not incurred in connection with any unusual or extraordinary "rescue loan" or substantially similar investment by such Federal Reserve Bank, the Federal Deposit Insurance Corporation or the Federal Home Loan Bank (or successor organization); (e) any agreement, made by it in the ordinary course of its banking business, to purchase or repurchase securities, loans or federal funds, or to participate in any such purchase or repurchase; (f) any transaction made by it in the ordinary course of its banking business in the nature of any extension of credit, whether in the form of a commitment, guarantee or otherwise, undertaken by it for the account of a third party with the application by it of the same banking considerations and legal lending limits that would be applicable if the transaction were a loan to such party; (g) any transaction in which it acts solely in a fiduciary or agency capacity; (h) other obligations incurred by it in the ordinary course of its banking, mortgage banking or trust business to its customers solely in their capacities as such;
(i) any other liability or obligation of such Subsidiary incurred in the ordinary course of its banking business not involving any obligation for borrowed money; (j) Capitalized Leases; (k) any borrowings under mortgage warehousing lines of credit; (l) any borrowings under the Company's revolving line of credit with a maturity date of less than one year up to an aggregate amount at any time outstanding equal to 30% of Consolidated Net Worth; and (m) drafts outstanding or official bank checks outstanding used to fund mortgage loan volume; provided, however, that notwithstanding the foregoing, Indebtedness shall not be deemed to include the guaranty by the Company of any secured Indebtedness of any Subsidiary which is permitted to be incurred under the Indenture.

     "Stockholders' Equity," "Allowance for Loan Losses," "Deferred Loan Fees," "Consolidated Assets," "Consolidated Net Income," "Consolidated Net Loss," and "Goodwill" shall be defined according to generally accepted accounting principles applicable to the Company and in effect on the Issue Date.

     "Subsidiary" shall mean with respect to any Person, (i) any corporation at least a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its

Subsidiaries, and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner.

     "Voting Stock" shall mean the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have contingent voting rights).

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company, unless: (i) the Company is the surviving Person in the transaction in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Exchange Senior Debentures; (ii) immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

MODIFICATION OF INDENTURE

     From time to time the Company and the Trustee may, without the consent of the holders of Exchange Senior Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of Exchange Senior Debentures) and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of a 66 2/3% in principal amount of Exchange Senior Debentures, to modify the Indenture in a manner affecting the rights of the holders of Exchange Senior Debentures; provided, that no such modification may, without the consent of the holders of each outstanding Senior Debenture so affected, (i) change the Stated Maturity, or reduce the principal amount of the Exchange Senior Debentures or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of Exchange Senior Debentures, the holders of which are required to consent to any such modification of the Indenture.

SATISFACTION AND DISCHARGE

     The Indenture provides that when, among other things, all Exchange Senior Debentures not previously delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity within one year, and the Company deposits or causes to be deposited with the Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Exchange Senior Debentures not previously delivered to the Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity Date, as the case may be, then the Indenture will cease to be of further effect (except for certain obligations of the Company, including as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

FORM, DENOMINATION, BOOK-ENTRY PROCEDURES AND TRANSFER

     The Exchange Senior Debentures will be in blocks having an aggregate principal amount of not less than $100,000 and may be transferred or exchanged only in such blocks in the manner and at the offices described below.

     The Exchange Senior Debentures initially will be represented by one or more Exchange Senior Debentures in registered, global form (collectively, the "Global Senior Debentures"). The Global Senior Debentures will be deposited upon issuance with, or on behalf of, DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Senior Debentures may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Senior Debentures may not be exchanged for Senior Debentures in certificated form except in the limited circumstances described below. See "-- Exchange of Book-Entry Senior Debentures for Certificated Senior Debentures."

     Exchange Senior Debentures will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." In addition, transfer of beneficial interests in the Global Senior Debentures will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

DEPOSITARY PROCEDURES

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Senior Debentures, DTC will credit the accounts of Participants participating in the exchange with the respective principal amounts of the Senior Debentures represented by such Global Senior Debenture and (ii) ownership of such interests in the Global Senior Debentures will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Senior Debentures).

     Investors in the Global Senior Debentures may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Senior Debenture may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Senior Debenture to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Senior Debenture to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Senior Debentures, see
"-- Exchange of Book-Entry Senior Debentures for Certificated Senior Debentures" and "-- Exchange of Certificated Senior Debentures for Book-Entry Senior Debentures."

     Except as described below, owners of interests in the Global Senior Debentures will not have Senior Debentures registered in their name, will not receive physical delivery of Senior Debentures in certificated form and will not be considered the registered owners or holders thereof for any purpose.

     Payments in respect of the Global Senior Debentures registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Senior Debenture representing such Senior Debentures. None of the Company, the Trustee, any paying agent or any other agent of the Company or the Trustee will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Senior Debentures, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Senior Debentures or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Senior Debentures, is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their beneficial interests in the principal amount of the Global Senior Debenture as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Senior Debentures will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Senior Debentures, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Secondary market trading activity in interests in the Global Senior Debentures will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will settle in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Senior Debentures only at the direction of one or more Participants to whose account with DTC interests in the Global Senior Debentures are credited and only in respect of such portion of the aggregate principal amount of the Senior Debentures as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default, DTC reserves the right to exchange the Global Senior Debentures for legended Exchange Senior Debentures in certificated form and to distribute such Exchange Senior Debentures to its Participants.

     The information in this section concerning DTC and their book-entry systems has been obtained from sources that the Company believe to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the Global Senior Debentures among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of its obligations under the rules and procedures governing its operations.

EXCHANGE OF BOOK-ENTRY SENIOR DEBENTURES FOR CERTIFICATED SENIOR DEBENTURES

     A Global Senior Debenture is exchangeable for Exchange Senior Debentures in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as Depositary for the Global Senior Debenture and the Company thereupon fails to appoint a successor Depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act,
(ii) the Company in its sole discretion elects to cause the issuance of the Exchange Senior Debentures in certificated form or (iii) there shall have occurred and be continuing an Event of Default. In all cases, certificated Exchange Senior Debentures delivered in exchange for any Global Senior Debenture or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures) and will bear the legend referred to in "Notice to Investors," unless the Trustee determines otherwise in compliance with applicable law.

EXCHANGE OF CERTIFICATED SENIOR DEBENTURES FOR BOOK-ENTRY SENIOR DEBENTURES

     Other Exchange Senior Debentures issued in certificated form may not be exchanged for beneficial interests in any Global Senior Debenture unless such exchange occurs in connection with a transfer of such Exchange Senior Debentures and the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Senior Debentures.

PAYMENT AND PAYING AGENT

     Payments in respect of the Exchange Senior Debentures held in global form shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Interest Payment Dates or in respect of the Exchange Senior Debentures that are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent (the "Paying Agent") shall initially be the Trustee and any co-paying agent chosen by the Trustee and acceptable to the Company.

REGISTRAR AND TRANSFER AGENT

     The Trustee will act as registrar and transfer agent for the Exchange Senior Debentures.

     Registration of transfers of the Exchange Senior Debentures will be effected without charge by or on behalf of the Company, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange.

RESTRICTIONS ON TRANSFER

     The Exchange Senior Debentures will be issued, and the Senior Debentures may be transferred only, in blocks having an aggregate principal amount of not less than $100,000. Any such transfer of Senior Debentures in a block having an aggregate principal amount of less than $100,000 shall be deemed to be void and of no legal effect whatsoever. Any such transferee shall be deemed not to be the holder of such Senior Debentures for any purpose, including but not limited to the receipt of payments on such Senior Debentures, and such transferee shall be deemed to have no interest whatsoever in such Senior Debentures.

GOVERNING LAW

     The Indenture and the Exchange Senior Debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE TRUSTEE

     The Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Exchange Senior Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                   DESCRIPTION OF ORIGINAL SENIOR DEBENTURES

     The terms of the Original Senior Debentures are identical in all material respects to the Exchange Senior Debentures, except that (i) the Original Senior Debentures have not been registered under the Senior Debentures Act, are subject to certain restrictions on transfer and are entitled to certain rights under the Registration Agreement (which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances), and (ii) the Exchange Senior Debentures will not provide for any liquidated damages thereon, except under limited circumstances. Specifically, the Registration Agreement provides that additional interest will accrue upon the principal amount of the Original Senior Debentures at a rate of 0.25% in the event that: (i) neither an Exchange Offer Registration Statement nor a Shelf Registration Statement with respect to the Senior Debentures is filed with the Commission on or prior to November 28, 1997; (ii) if neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is declared effective by the Commission on or prior to December 28, 1997; (iii) the Company has not consummated the Exchange Offer prior to January 27, 1998; or (iv) a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the expiration of the period referred to in Rule 144(k) of the Securities Act. The Registration Agreement provides that additional interest will accrue upon the principal amount of the Exchange Senior Debentures at a rate of 0.25% after the consummation of the Exchange Offer only if a Shelf Registration Statement is required to be filed because of changes in the law or Commission policy and: (i) the Shelf Registration Statement is not filed within 45 days of an event that triggers the obligation to file the Shelf Registration Statement; (ii) the Shelf Registration Statement is not declared effective by the Commission on or prior to the 30th day after the date such Shelf Registration Statement was required to be filed; or (iii) a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the expiration of the period referred to in Rule 144(k) of the Securities Act. Holders of Original Senior Debentures should review the information set forth under "Risk Factors -- Consequences of a Failure to Exchange Original Senior Debentures" and "Description of Exchange Senior Debentures."

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Senior Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Senior Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Senior Debentures received in exchange for Original Senior Debentures if such Original Senior Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities.

     The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Senior Debentures for a period ending 90 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such Exchange Senior Debentures have been disposed of by such Participating Broker-Dealer. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Senior Debentures received in exchange for Original Senior Debentures pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer -- Exchange Agent." See "The Exchange Offer -- Resales of Exchange Senior Debentures."

     The Company will not receive any proceeds from any sale of Exchange Senior Debentures by broker-dealers. Exchange Senior Debentures received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions, in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Senior Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Senior Debentures.

     Any broker-dealer that resells Exchange Senior Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Senior Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Senior Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Senior Debentures) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Senior Debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Exchange Senior Debentures and certain matters related thereto, will be passed upon for the Company by Alston & Bird LLP, Washington, D.C. and Brown & Wood LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information..................   6
Incorporation of Certain Documents by
  Reference............................   6
Summary................................   7
Risk Factors...........................  13
First Palm Beach Bancorp, Inc..........  15
Use of Proceeds........................  18
Ratio of Earnings to Fixed Charges.....  18
Capitalization.........................  19
Selected Consolidated Financial Data...  20
The Exchange Offer.....................  22
Description of Exchange Senior
  Debentures...........................  31
Description of Original Senior
  Debentures...........................  39
Plan of Distribution...................  40
Legal Matters..........................  41
Experts................................  41

                                  $35,000,000

                                FIRST PALM BEACH
                                 BANCORP, INC.

                             OFFER TO EXCHANGE ITS
                       SERIES B 10.35% SENIOR DEBENTURES
                                    DUE 2002
                            (PRINCIPAL AMOUNT $1,000
                             PER SENIOR DEBENTURE)
                        WHICH HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933,
                                  AS AMENDED,
                       FOR ANY AND ALL OF ITS OUTSTANDING
                       SERIES A 10.35% SENIOR DEBENTURES
                                    DUE 2002
                            (PRINCIPAL AMOUNT $1,000
                             PER SENIOR DEBENTURE)
                              --------------------
                                   PROSPECTUS
                              --------------------
                               November 14, 1997

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